UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 9, 2012

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 9, 2012, Waters Corporation (the “Company”) entered into an Incremental Commitment Agreement (“ICA”) with various lenders who are currently party to the Credit Agreement with the Company, dated as of July 28, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). The ICA provides for a $200 million increase in the revolving facility commitments under the Credit Agreement, from $700 million to $900 million. Pursuant to Section 2.10 of the Credit Agreement, the Company had requested from existing lenders that the total revolving facility commitments be increased by $200 million. There are no other changes to the terms and conditions of the Credit Agreement, which are summarized herein.

The Company entered into the Credit Agreement, by and among the Company, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and J.P. Morgan Europe Limited, as London Agent (the “London Agent”). The obligations of the Company under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries. The Credit Agreement provides for a five year unsecured $300 million term loan facility and a $700 million revolving facility, which includes both a letter of credit and a swingline subfacility. Under the Credit Agreement, the Company may, on one or more occasions, request of the lender group that commitments be increased by an amount of not less than $25 million, up to an aggregate additional amount of $250 million. Existing lenders under the Credit Agreement are not obligated to increase commitments, and the Company can seek to bring in additional lenders. The term loan facility and the revolving facilities both mature on July 28, 2016, and require no scheduled prepayments before that date.

The interest rates applicable to term loan and revolving loans under the Credit Agreement are, at the Company’s option, equal to either the base rate (which is the highest of (i) the prime rate, (ii) the federal funds rate plus 1/2%, or (iii) the one month LIBOR rate plus 1%) or the applicable 1, 2, 3, 6, 9 or 12 month LIBOR rate, in each case plus an interest rate margin based upon the Company’s leverage ratio, which can range between 0 to 20 basis points for base rate loans and between 85 basis points and 120 basis points for LIBOR rate loans. The facility fee on the Credit Agreement ranges between 15 basis points and 30 basis points. The Credit Agreement requires that the Company comply with an interest coverage ratio test of not less than 3.50:1, and a leverage ratio test of not more than 3.25:1, in each case for any period of four consecutive fiscal quarters. In addition, the Credit Agreement includes negative covenants that are customary for investment grade credit facilities. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: August 13, 2012	By:	/s/ William J. Curry
	Name:	William J. Curry
	Title:	Vice President, Corporate Controller and Principal Accounting Officer